Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 29, 2013, by and between Oneida Resources Corp., a Delaware corporation (the “Parent Corporation”), and Intra-Cellular Therapies, Inc. a Delaware corporation (the “Subsidiary Corporation”). The Parent Corporation and the Subsidiary Corporation are collectively referred to as the “Constituent Corporations.”

RECITALS:

WHEREAS, each of the Constituent Corporations is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the Subsidiary Corporation has an authorized capitalization consisting of 5,000 shares of common stock, $0.0001 par value per share (“Common Stock”), of which 100 shares of Common Stock are issued and outstanding;

WHEREAS, the Parent Corporation owns 100% of the outstanding shares of each class of capital stock of the Subsidiary Corporation entitled to vote on a merger;

WHEREAS, the Board of Directors of the Parent Corporation has determined that it is desirable and in the best interests of the Subsidiary Corporation to merge with and into the Parent Corporation (the “Merger”), pursuant to Section 253 of the General Corporate Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions set forth herein;

WHEREAS, upon the consummation of the Merger, the Parent Corporation will change its name to “Intra-Cellular Therapies, Inc.” (the “Name Change”); and

WHEREAS, the Merger is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.1 At the Effective Time (as defined below), Subsidiary Corporation shall be merged with and into Parent Corporation (the “Merger”). Upon effectiveness of the Merger, the separate existence of Subsidiary Corporation shall cease and Parent Corporation shall continue as the surviving corporation, unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers and subject to all the duties and liabilities of a corporation organized under the DGCL.

1.2 The Merger shall become effective upon filing of the Certificate of Ownership and Merger (the “Effective Time”), in the form attached hereto as Exhibit A (the “Merger Certificate”), with the Secretary of State of the State of Delaware.

ARTICLE II

2.1 The Certificate of Incorporation of the Parent Corporation, as amended and in effect immediately prior to the Merger shall be and remain the Certificate of Incorporation of Parent Corporation, except that the Certificate of Incorporation of the Parent Corporation shall be amended solely to effect the Name Change, and paragraph 1 of the Certificate of Incorporation of the Parent Corporation shall be deleted in its entirety and replaced by substituting in lieu of said paragraph 1 the following new paragraph 1 as follows:

“1.	The name of the corporation is Intra-Cellular Therapies, Inc. (the “Corporation”).”

2.2 The Bylaws of the Parent Corporation in effect immediately prior to the Effective Time shall be and remain the Bylaws of Parent Corporation until the same shall be altered, amended or repealed.

2.3 The directors and officers of the Parent Corporation in office at the Effective Time shall continue in office and shall constitute the directors and officers of Parent Corporation for the term elected until their respective successors shall be elected or appointed and shall have qualified.

ARTICLE III

The terms and conditions of the Merger with respect to each issued and outstanding shares of capital stock of the Constituent Corporations shall be as follows:

3.1 Each issued and outstanding share of capital stock of the Parent Corporation immediately prior to the Effective Time shall remain the issued and outstanding shares of the Parent Corporation.

3.2 Each issued and outstanding share of capital stock of the Subsidiary Corporation held by the Parent Corporation or in the Subsidiary Corporation’s treasury immediately prior to the Effective Time shall be cancelled and extinguished without the payment of any consideration therefor.

ARTICLE IV

Each of the Constituent Corporations shall take or cause to be taken all actions or do or cause to be done all things necessary, proper or advisable under the laws of the State of Delaware to consummate and make effective the Merger.

ARTICLE V

This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors in interest.

ARTICLE VI

Notwithstanding anything herein to the contrary, this Agreement may be terminated and abandoned by the Board of Directors of the Parent Corporation at any time prior to the date of filing the Merger Certificate with the Secretary of State of the State of Delaware.

ARTICLE VII

The Board of Directors of the Parent Corporation may amend modify and supplement this Agreement in such a manner as it may determine at any time.

ARTICLE VIII

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts to this Agreement delivered by facsimile, .pdf or other similar forms of electronic transmission shall be deemed effective as original signatures hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

PARENT CORPORATION:

ONEIDA RESOURCES CORP.

By:	/s/ Sharon Mates
	Name:	Sharon Mates, Ph.D.
	Title:	Chairman, President and Chief
Executive Officer

SUBSIDIARY CORPORATION:

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Sharon Mates
	Name:	Sharon Mates, Ph.D.
	Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger – Name Change]